Exhibit 10.7

AMENDED AND RESTATED

CORN SUPPLY AGREEMENT

THIS AMENDED AND RESTATED CORN SUPPLY AGREEMENT, is made and entered into effective as of September 1, 2009 by and between GOLDEN GROWERS COOPERATIVE, a Minnesota cooperative association (“the Cooperative”), and CARGILL, INCORPORATED (“Cargill”).

WHEREAS, the Cooperative has completed a reorganization by which it has changed its domicile from North Dakota to Minnesota, and in connection therewith has converted its operation to be governed by Minnesota Statutes Chapter 308B (the “Conversion”);

WHEREAS, the Cooperative continues to own a 49% interest in ProGold Limited Liability Company, a Minnesota limited liability company (“ProGold”);

WHEREAS, ProGold has leased its corn wet milling facility located in Wahpeton, North Dakota (the “Facility”) to Cargill by lease agreement dated effective January 1, 2008 (the “Lease Agreement”);

WHEREAS, Cargill desires to have access to and receive an adequate supply of corn at the Facility;

WHEREAS, the Cooperative desires to facilitate the lease of the Facility to Cargill by facilitating the supply of corn to Cargill at the Facility pursuant to the terms and conditions of this Agreement;

WHEREAS, there are currently 15,458,987 of the Cooperative’s units outstanding and held by the Cooperative’s members;

WHEREAS, the Cooperative intends to meet its delivery obligations hereunder through delivery of corn by its member producers, or directly by the Cooperative to the extent of the delivery obligations of any member producer who fails to fulfill their obligation to the Cooperative to deliver corn; and

WHEREAS, in connection with the Conversion, the parties desire to amend and restate the Corn Supply Agreement dated January 1, 2008 (the “2008 Corn Supply Agreement”), as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions, Cargill and the Cooperative agree as follows:

1.                                      COMMITMENT TO SELL AND DELIVER CORN.  The Cooperative hereby agrees to sell, and Cargill agrees to purchase, the following quantities of corn during the term of this Agreement, which corn will either be delivered on behalf of the Cooperative by its members or their agents, or by the Cooperative or its agents, to the extent of the delivery obligations of any member who fails to fulfill its obligation to the Cooperative to deliver corn:

(a)                                  5,152,996 bushels of corn for the period of September 1, 2009 through December 31, 2009 (the “Transition Period”); and

(b)                                  One bushel of corn annually for each outstanding unit of the Cooperative held by the Cooperative’s members at the end of such period, for each 12-month period beginning on January 1, 2010 and ending on December 31, 2017 (8 annual delivery periods).

If this Agreement is extended beyond its initial term, then the quantity of corn that the Cooperative shall sell and deliver to Cargill and Cargill shall purchase under this Agreement during such extended term shall be determined pro rata based on an annual obligation of one bushel of corn for each unit of the Cooperative held by the Cooperative’s members at the end of such period.

2.                                      DELIVERY OF CORN.  The Cooperative shall cause to be delivered by its members, or deliver on their behalf, the corn committed to Cargill under Section l as follows:

(a)                                  Transition Period Deliveries.  The corn to be delivered during the Transition Period shall be delivered by the Cooperative on behalf of its members.  The Cooperative hereby appoints Cargill as the Cooperative’s agent, and Cargill hereby accepts such appointment, to purchase and arrange for delivery of said corn on behalf of the Cooperative.  The cost incurred by Cargill to purchase said corn shall be offset against the payment to be made by Cargill to the Cooperative for the corn pursuant to Section 4 hereof, such that no payment shall be due by either party.  The parties have mutually agreed that no fee will be charged by Cargill for services related to procuring corn during the Transition Period.

(b)                                  Direct Deliveries by Member Producers of the Cooperative.  The amount of corn committed to Cargill under Section l(b) shall be delivered to Cargill at the Facility by members of the Cooperative or their agents, in fulfillment of such member’s delivery obligation to the Cooperative, whether such obligation is fulfilled by the member through “Method A” or through “Method B” described in the Grain Services Agreement between Cargill and the Cooperative of even date herewith (“Grain Services Agreement”).

(c)                                  Delivery Timing and Procedures.            The Cooperative will deliver the corn committed to Cargill under Section 1 of this Agreement during the delivery period indicated without further notice.  Delivery of all corn committed to Cargill under this Agreement shall be made annually.  Deliveries of the quantities of corn may occur at any time during the year. Except as otherwise provided for herein, the Cooperative shall be deemed to have delivered the corn committed to Cargill under this Agreement upon the delivery of corn by members of the Cooperative or their agents, at the Facility (or at another location mutually agreed upon by Cargill and the member or agent) in fulfillment of such member’s delivery obligation to the Cooperative, whether such obligation is fulfilled by Method A or Method B, or delivery made by the Cooperative or its agents, to the extent of the delivery obligations of any member who fails to fulfill its delivery obligation.  Cargill shall provide the Cooperative weekly reports of all corn credited against the Cooperative’s delivery obligations under this Agreement.  All costs and risk of loss prior to delivery of the corn to Cargill shall not be the responsibility of Cargill, unless otherwise agreed to by Cargill and the Cooperative’s member.

3.                                      ACCEPTANCE OF CORN; PRODUCT QUALITY STANDARDS.  The quality of corn delivered shall be determined at the time and place of delivery.  Cargill’s weights and grades shall govern all deliveries under this Agreement.  All corn delivered by the Cooperative, or its members, to Cargill shall be (a) certified to be of U.S. origin, of merchantable quality, unadulterated, and unrestricted from movement in interstate commerce within the meaning of the federal Food, Drug and Cosmetics Act, Environmental Protection Agency tolerances, the U.S. Grain Standards Act and applicable state law, and (b) shall be of such grade, shall meet such specifications, and shall be subject to such allowances, deductions and premiums, as may from time to time be reasonably determined by Cargill. Corn of substandard quality, as reasonably determined by Cargill, shall be either (a) rejected and returned to the Cooperative, with all costs relating to the rejection and return charged to the Cooperative; or (b) accepted with Cargill’s scale discounts and allowances made and charged against the Cooperative because of the inferior grade, quality or condition at the time of delivery.  Cargill may credit the Cooperative for certain premiums to be paid on the basis of quality standards which may from time to time be reasonably established by Cargill.  The rejection of corn tendered for delivery under this Agreement shall not release the Cooperative from the obligation to deliver the quantity of corn required under this Agreement.  Cargill agrees to use customary and accepted grading standards consistent with its requirements for corn used in its wet milling process on corn delivered by the Cooperative.  The Cooperative agrees to observe any rules and regulations and to accept the grading reasonably established by Cargill.  The Cooperative agrees that the risk of loss for the corn shall remain with the Cooperative until the corn is delivered to and accepted by Cargill pursuant to this Agreement.  Cargill shall be deemed to have accepted the corn delivered hereunder upon its unload at Cargill’s receiving site.

4.                                      PURCHASE TERMS AND PAYMENT.

(a)                                  Cargill Payment.

(1)                                  The price per bushel of all corn delivered to Cargill under this Agreement through Method A shall be the contract price agreed to between a member and Cargill, or in the absence of such a contract, the market price per bushel at the delivery location on the day on which the corn is delivered to and accepted by Cargill, less applicable discounts and inspection fees.

(2)                                  The price per bushel of all corn delivered to Cargill by the Cooperative under Method B shall be equal to the price per bushel paid by Cargill to acquire said corn as the Cooperative’s agent as set forth in the Grain Services Agreement.

(3)                                  On or within one (1) business day following Cooperative issuing checks to Growers for a Method A delivery, but in no event later than seven (7) days following delivery, or as soon thereafter if prevented from doing so by equipment failure or an event of Force Majeure, Cargill shall wire transfer 100% of the purchase price for all corn delivered to Cargill under Method A to a bank account designated from time to time by the Cooperative.  The purchase price for Method B corn shall be offset against the payment to be made by the Cooperative to Cargill for the cost of Cargill purchasing said corn as the agent for the Cooperative under the Grain Services Agreement, such that no payment shall be due by either party with respect to the Method B corn.

(b)                                  Other Terms.  The terms and conditions of Cargill’s standard corn purchase contract then in effect and which are consistent with industry standards and practices shall govern all purchases of corn by Cargill hereunder, except those that are inconsistent with the express provisions of this Agreement.

5.                                      TERM AND TERMINATION.

(a)                                  Term.  The initial term of this Agreement shall commence on the date hereof and shall continue through December 31, 2017 (the “Initial Term”), subject to the termination provision below.  At the end of the Initial Term, this Agreement shall terminate without further notice, unless the term of the Lease Agreement is renewed or extended, in which case the term of this Agreement shall be renewed or extended for the same period of time.

(b)                                  Termination.  If the term of the Lease Agreement is terminated for any reason during the Initial Term of this Agreement or any renewal term thereof, this Agreement shall automatically terminate, without notice.  The Cooperative may terminate this Agreement, for any reasons, upon 90 days written notice to Cargill.

(c)                                  Effect of Termination.  Upon termination of this Agreement, all obligations of the Cooperative to sell and deliver corn to Cargill shall cease, regardless of whether the Cooperative has delivered a pro rata quantity of the corn committed for the period, up to the termination date.  Provided, however, that the rights and obligations of the parties with respect to corn delivered to Cargill by the Cooperative prior to such termination date shall continue and be unaffected by the termination.

6.                                      FORCE MAJEURE.

In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor or supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of Cargill affecting the conduct of Cargill’s business at the Facility to the extent of preventing or unreasonably restricting the receiving, handling, production, marketing, or other operations at the Facility, Cargill shall be excused from performance during the period that Cargill’s business or operations are so affected. Cargill in its judgment may, during such period, accept such portion of corn as Cargill has informed the Cooperative it can economically handle.  Cargill shall give written notice to the Cooperative of its inability to perform in the specific cause or causes for the nonperformance.  In any event, Cargill shall pay for all corn it accepts pursuant to this Agreement.

7.                                      MISCELLANEOUS PROVISIONS.

(a)                                  Assignment.  Neither The Cooperative nor Cargill may assign this Agreement without the prior written consent of the other party.

(b)                                  Waiver of Breach.  No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

(c)                                  Notices.  Whenever notice is required by the terms hereof, it shall be given in writing by facsimile, delivery or by certified or registered mail addressed to the other party at address noted in the caption of this Agreement or such other address as a party shall designate by appropriate notice.  If notice is given by mail, it shall be effective five (5) days after mailing.

(d)                                  Construction of Terms of Agreement; Modification.  The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto.  Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof. This Agreement contains the entire agreement, and supersedes and replaces any prior agreements (either written or oral), between the parties with respect to the subject matter hereof including, but not limited to, the 2008 Corn Supply Agreement.  This Agreement shall not be modified in any manner except by an instrument in writing executed by the parties hereto.  In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

(e)                                  Successors and Assigns.  Subject to the other provision of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their permitted successors and assigns.

(f)                                    Dispute Resolution.  The parties agree that the sole remedy for resolution of all disagreements or disputes between the parties arising under this Agreement shall be arbitration proceedings under NGFA Arbitration Rules.  The decision and award determined by such arbitration shall be final and binding upon both parties.

IN WITNESS WHEREOF, Cargill and the Cooperative have executed this Agreement effective the day and year first above written.

GOLDEN GROWERS COOPERATIVE		CARGILL, INCORPORATED

	/s/ Mark Dillon		/s/ Richard A. Geurts
By	Mark Dillon	By	Richard A. Geurts
Its	Executive Vice President	Its	Assistant Vice President